Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Greg T. Aschman	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA REPORTS 4th QUARTER 2008 RESULTS

•	Loss From Continuing Operations of $929 million, or $1.16 per share, Including $708 Million, or $0.88 per share, of Restructuring, Impairment and Special Charges;

•	Cash From Operations in 4th Quarter $608 Million;

•	Historic 56% Price Decline in Last Five Months and Sharp Drop in Orders Impact Quarter;

•	Workforce Reduced by 15,000; Salary and Hiring Freeze

•	Extensive Restructuring, Production Cuts, Divestitures to Address Downturn Impact Results;

•	Company Liquidity Remains Solid

New York, NY – January 12, 2009 – Alcoa (NYSE: AA) today reported its fourth quarter 2008 results which include the impact of an historic decline in metal prices; weak end markets; and restructuring, impairment, and other special charges for its previously announced actions to curtail production, reduce costs, and streamline its portfolio.

Income from continuing operations for the fourth quarter 2008 showed a loss of $929 million, or $1.16 per share, which includes restructuring, impairment, and other special charges of $708 million or $0.88 per share. Results were driven by a 35 percent decline in aluminum prices in the quarter, (a 56 percent decline from July) and a sharp drop in demand, particularly from the automotive, commercial transportation and building and construction sectors. Income from continuing operations in the fourth quarter 2007 was $638 million, or $0.75 per share, and was $306 million, or $0.37 per share, in the third quarter 2008.

Net income for the fourth quarter 2008 was a loss of $1.19 billion or $1.49 per share, which includes restructuring, impairment and other special charges of $920 million ($212 million is included in discontinued operations) or $1.15 per share, 80 percent of which is non-cash. Net income for the fourth quarter 2007 was $632 million, or $0.75 per share, and net income for the third quarter of 2008 was $268 million, or $0.33 per share.

“We are taking wide-ranging measures to address the economic downturn,” said Klaus Kleinfeld, President and CEO of Alcoa. “We have streamlined our portfolio to focus on businesses where Alcoa is the recognized leader, curtailed production to adjust to weakened demand, reduced global headcount, and achieved significant savings in key raw materials.

“By moving quickly to address the market decline, we are using Alcoa’s strategic flexibility and solid liquidity to address the continuing economic uncertainty and emerge even stronger when the economy recovers,” said Kleinfeld.

Discontinued operations for the fourth quarter 2008 had a loss of $262 million, or $0.33 per share, representing the results of operations for the Electrical and Electronic Solutions business as well as charges for previously announced headcount reductions and asset impairments related to the intention to sell the business. In the third quarter 2008, discontinued operations had a loss of $38 million, or $0.04 per share. The Engineered Products and Solutions segment does not reflect the Electrical and Electronic Solutions business in its results for the fourth quarter 2008 and all prior periods.

Revenues for the fourth quarter 2008 were $5.7 billion, down from $7.0 billion in the third quarter 2008 and $6.1 billion in the fourth quarter 2007 after excluding divested businesses.

Revenues for the full year 2008 were $26.9 billion and income from continuing operations was a profit of $229 million, or $0.28 per share, primarily reflecting the impact of restructuring, impairment, and other special charges.

Referring to the accomplishments of 2008, Kleinfeld noted, “The improvements we made in 2008 solidified the strategic fundamentals of the Company, which provided the flexibility to act swiftly when the economy began to fall and the staying power to maintain our competitive lead through this historic economic downturn.”

During 2008, Alcoa had a number of accomplishments that prepared the Company for the challenges of 2009 and the opportunities of the future. The Company secured favorable long-term power commitments for nearly half its smelting capacity. Its downstream business, Engineered Products and Solutions, had record results with a 23 percent annual increase in after-tax operating income (ATOI). It shaped its portfolio to focus on its strengths — successfully exiting the Packaging and Consumer business and executing a cash-free swap to exit the soft alloy extrusion business and gain ownership of two smelters, making Alcoa the largest aluminum producer in the world. For the seventh consecutive year Alcoa was chosen for the Dow Sustainability Index. And the Company enters 2009 with an increase in its short-term debt capacity of almost 60 percent.

Cash from operations in the fourth quarter 2008 was $608 million and the Company has $762 million of cash on hand. Additionally, Alcoa expanded its 364-day revolving credit facility to $1.9 billion in the quarter. Alcoa’s $5.2 billion of aggregate revolving credit facilities support its commercial paper program and provide significant liquidity in 2009.

Capital expenditures for the quarter were $1.0 billion, with 57% percent dedicated to growth projects. The Company’s debt-to-capital ratio stood at 42.5 percent at the end of the quarter.

Looking to the future, Kleinfeld said, “Once the economy stabilizes, the global megatrends – demographics, urbanization and environmental stewardship – will all drive opportunities for our core products. Aluminum has the ideal combination of strength, light weight and infinite recyclability to help countries rebuild their infrastructures for the 21st century. We are extremely well positioned to seize those opportunities.”

Segment Results

Alumina

ATOI was $162 million, a decrease of $44 million, or 21 percent, from the prior quarter. Slightly lower production resulted from curtailment effects at Point Comfort which were partially offset by record output in Australia and Sao Luis. Lower market pricing offset favorable impacts from a stronger U.S. dollar, lower energy costs, and benefits associated with the continued recovery from the natural gas disruption in Western Australia.

The Company is on track to complete its expansion of the Sao Luis refinery and the new Juruti bauxite mine in Brazil. Those expansions will begin to deliver positive cash flow to the Company late in 2009. When finished, Juruti and Sao Luis will contribute to Alcoa’s world-class mining and refining system, moving Alcoa into the lowest-cost quartile of the global cost curve.

Primary Metals

ATOI was a loss of $101 million, a $398 million decrease compared to the prior quarter. Unprecedented LME price erosion of 56 percent over the second half of the year led to a sequential 28 percent decrease in realized prices. The benefits of a stronger U.S. dollar, lower energy costs, and continued operational improvements in the Fjardaal smelter only partially offset effects of the market price decline. The segment purchased approximately 47,000 mt of primary metal for internal use.

Production decreased by 40,000 metric tons mainly due to the previously announced full curtailment of the Rockdale smelter and commencement of the full 750,000 mt reduction of smelting capacity across Alcoa’s global system.

Flat-Rolled Products

ATOI was a loss of $98 million, a decrease of $127 million from the prior quarter. Market declines were evident in nearly all end markets as lower industrial demand and supply chain adjustments, along with the global economic slowdown, reduced non-can sheet shipments by 20 percent. Additionally, the Boeing strike had a $10 million negative effect on the results. Start-up costs for the Company’s investment in the Bohai hot mill were $9 million in the quarter while costs related to the planned divestiture of the Company’s Global Foil business were $12 million.

Engineered Products and Solutions

The segment ended 2008 with record annual ATOI. For the quarter, ATOI was $65 million, a decrease of $68 million, or 51 percent, from the prior quarter. Lower volume was the driver of the decline as the broad-based market erosion impacted most businesses serving the aerospace, commercial transportation, and commercial construction markets.

The results of Alcoa’s Electrical and Electronic Solutions business were removed from the segment for all periods due to its classification as discontinued operations.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on Monday, January 12, 2009 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

Forward Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum and other products; (b) material adverse changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, and industrial gas turbine markets; (c) Alcoa’s inability to achieve the level of cost reductions, cash generation or conservation, return on capital improvement, improvement in profitability and margins, or strengthening of operations anticipated by management in connection with its restructuring activities; (d) continued volatility or deterioration in the financial markets, including disruptions in the commercial paper, capital and credit markets; (e) Alcoa’s inability to mitigate impacts from increased energy, transportation and raw materials costs, including caustic soda, calcined coke and natural gas, or from other cost inflation; (f) Alcoa’s inability to complete its joint venture or growth projects or achieve efficiency improvements at newly constructed or acquired facilities as planned and by targeted completion dates; (g) unfavorable changes in laws, governmental regulations or policies, foreign currency exchange rates or competitive factors in the countries in which Alcoa operates; (h) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (i) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2007, Forms 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	December 31, 2007 (a)	September 30, 2008 (a)	December 31, 2008
Sales	$7,032	$6,970	$5,688

Cost of goods sold (exclusive of expenses below)	5,791	5,648	5,277
Selling, general administrative, and other expenses	377	275	273
Research and development expenses	76	61	61
Provision for depreciation, depletion, and amortization	312	311	292
Restructuring and other charges	(13)	38	863
Interest expense	81	96	125
Other (income) expenses, net	(79)	15	(36)

Total costs and expenses	6,545	6,444	6,855

Income (loss) from continuing operations before taxes on income	487	526	(1,167)
(Benefit) provision for taxes on income	(215)	136	(238)

Income (loss) from continuing operations before minority interests’ share	702	390	(929)
Less: Minority interests’ share	64	84	—

Income (loss) from continuing operations	638	306	(929)

Loss from discontinued operations	(6)	(38)	(262)

NET INCOME (LOSS)	$632	$268	$(1,191)

Earnings (loss) per common share:
Basic:
Income (loss) from continuing operations	$0.76	$0.38	$(1.16)
Loss from discontinued operations	(0.01)	(0.05)	(0.33)

Net income (loss)	$0.75	$0.33	$(1.49)

Diluted:
Income (loss) from continuing operations	$0.75	$0.37	$(1.16)
Loss from discontinued operations	—	(0.04)	(0.33)

Net income (loss)	$0.75	$0.33	$(1.49)

Average number of shares used to compute:
Basic earnings per common share	837,404,682	807,570,516	800,317,368
Diluted earnings per common share	845,831,650	815,207,909	800,317,368

Shipments of aluminum products (metric tons)	1,336,000	1,342,000	1,375,000

(a)	The Statement of Consolidated Income for the quarters ended December 31, 2007 and September 30, 2008 were reclassified to reflect the movement of the Electrical and Electronic Solutions business to discontinued operations in the fourth quarter of 2008.

Alcoa and subsidiaries

Statement of Consolidated Income (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Year ended December 31,
	2007 (b)	2008
Sales	$29,280	$26,901

Cost of goods sold (exclusive of expenses below)	22,803	22,175
Selling, general administrative, and other expenses	1,444	1,167
Research and development expenses	238	246
Provision for depreciation, depletion, and amortization	1,244	1,234
Restructuring and other charges	268	939
Interest expense	401	407
Other income, net	(1,920)	(59)

Total costs and expenses	24,478	26,109

Income from continuing operations before taxes on income	4,802	792
Provision for taxes on income	1,623	342

Income from continuing operations before minority interests’ share	3,179	450
Less: Minority interests’ share	365	221

Income from continuing operations	2,814	229

Loss from discontinued operations	(250)	(303)

NET INCOME (LOSS)	$2,564	$(74)

Earnings (loss) per common share:
Basic:
Income from continuing operations	$3.27	$0.28
Loss from discontinued operations	(0.29)	(0.37)

Net income (loss)	$2.98	$(0.09)

Diluted:
Income from continuing operations	$3.23	$0.28
Loss from discontinued operations	(0.28)	(0.37)

Net income (loss)	$2.95	$(0.09)

Average number of shares used to compute:
Basic earnings per common share	860,771,021	810,496,653
Diluted earnings per common share	869,459,078	817,853,749

Common stock outstanding at the end of the period	827,401,800	800,317,368

Shipments of aluminum products (metric tons)	5,393,000	5,481,000

(b)	The Statement of Consolidated Income for the year ended December 31, 2007 was reclassified to reflect the movement of the Electrical and Electronic Solutions business to discontinued operations in the fourth quarter of 2008.

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2007 (c)	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$483	$762
Receivables from customers, less allowances of $68 in 2007 and $65 in 2008	2,381	1,883
Other receivables	427	708
Inventories	3,084	3,238
Fair value of hedged aluminum	73	586
Prepaid expenses and other current assets	1,126	973

Total current assets	7,574	8,150

Properties, plants, and equipment	30,645	31,301
Less: accumulated depreciation, depletion, and amortization	14,104	13,846

Properties, plants, and equipment, net	16,541	17,455

Goodwill	4,799	4,981
Investments	2,038	1,915
Deferred income taxes	1,587	2,688
Other assets	2,438	2,386
Assets held for sale	3,826	247

Total assets	$38,803	$37,822

LIABILITIES
Current liabilities:
Short-term borrowings	$563	$478
Commercial paper	856	1,535
Accounts payable, trade	2,644	2,518
Accrued compensation and retirement costs	994	866
Taxes, including taxes on income	623	378
Fair value of derivative contracts	286	461
Other current liabilities	869	987
Long-term debt due within one year	202	56

Total current liabilities	7,037	7,279

Long-term debt, less amount due within one year	6,371	8,509
Accrued pension benefits	1,098	2,941
Accrued postretirement benefits	2,753	2,730
Other noncurrent liabilities and deferred credits	1,866	1,580
Deferred income taxes	545	321
Liabilities of operations held for sale	657	130

Total liabilities	20,327	23,490

MINORITY INTERESTS	2,460	2,597

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,774	5,850
Retained earnings	13,039	12,400
Treasury stock, at cost	(3,440)	(4,326)
Accumulated other comprehensive loss	(337)	(3,169)

Total shareholders’ equity	16,016	11,735

Total liabilities and equity	$38,803	$37,822

(c)	The Consolidated Balance Sheet as of December 31, 2007 was reclassified to reflect the movement of the Electrical and Electronic Solutions, Global Foil, Cast Auto Wheels, and Transportation Products Europe businesses to held for sale in the fourth quarter of 2008.

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Year ended December 31,
	2007 (d)	2008
CASH FROM OPERATIONS
Net income (loss)	$2,564	$(74)
Adjustments to reconcile net income (loss) to cash from operations:
Depreciation, depletion, and amortization	1,245	1,234
Deferred income taxes	311	(261)
Equity income, net of dividends	(116)	(48)
Restructuring and other charges	268	939
Gains from investing activities – asset sales	(1,806)	(50)
Provision for doubtful accounts	14	31
Loss from discontinued operations	250	303
Minority interests	365	221
Stock-based compensation	97	94
Excess tax benefits from stock-based payment arrangements	(79)	(15)
Other	(81)	(362)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Decrease in receivables	501	150
Decrease (increase) in inventories	169	(353)
(Increase) in prepaid expenses and other current assets	(134)	(97)
Increase in accounts payable, trade	177	21
(Decrease) in accrued expenses	(79)	(288)
(Decrease) increase in taxes, including taxes on income	(185)	28
Cash received on long-term aluminum supply contract	93	—
Pension contributions	(322)	(523)
Net change in noncurrent assets and liabilities	(201)	135
Decrease in net assets held for sale	24	16

CASH PROVIDED FROM CONTINUING OPERATIONS	3,075	1,101
CASH PROVIDED FROM DISCONTINUED OPERATIONS	36	133

CASH PROVIDED FROM OPERATIONS	3,111	1,234

FINANCING ACTIVITIES
Net change in short-term borrowings	94	(96)
Net change in commercial paper	(617)	679
Additions to long-term debt	2,050	2,253
Debt issuance costs	(126)	(56)
Payments on long-term debt	(873)	(204)
Common stock issued for stock compensation plans	835	177
Excess tax benefits from stock-based payment arrangements	79	15
Repurchase of common stock	(2,496)	(1,082)
Dividends paid to shareholders	(590)	(556)
Dividends paid to minority interests	(368)	(295)
Contributions from minority interests	474	643

CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(1,538)	1,478

INVESTING ACTIVITIES
Capital expenditures	(3,614)	(3,413)
Capital expenditures of discontinued operations	(22)	(25)
Acquisitions, net of cash acquired	(15)	(276)
Acquisitions of minority interests	(3)	(141)
Proceeds from the sale of assets and businesses	183	2,710
Additions to investments	(131)	(1,303)
Sales of investments	2,011	72
Other	(34)	(34)

CASH USED FOR INVESTING ACTIVITIES	(1,625)	(2,410)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	29	(23)

Net change in cash and cash equivalents	(23)	279
Cash and cash equivalents at beginning of year	506	483

CASH AND CASH EQUIVALENTS AT END OF YEAR	$483	$762

(d)	The Statement of Consolidated Cash Flows for the year ended December 31, 2007 was reclassified to reflect the movement of the Electrical and Electronic Solutions business to held for sale and discontinued operations and the Global Foil, Cast Auto Wheels, and Transportation Products Europe businesses to held for sale, all of which occurred in the fourth quarter of 2008.

Alcoa and subsidiaries

Segment Information (unaudited) (1)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	4Q07	2007	1Q08	2Q08	3Q08	4Q08	2008
Alumina:
Alumina production (kmt)	3,855	15,084	3,870	3,820	3,790	3,776	15,256
Third-party alumina shipments (kmt)	2,030	7,834	1,995	1,913	2,010	2,123	8,041
Third-party sales	$688	$2,709	$680	$717	$805	$722	$2,924
Intersegment sales	$651	$2,448	$667	$766	$730	$640	$2,803
Equity income	$1	$1	$2	$2	$2	$1	$7
Depreciation, depletion, and amortization	$73	$267	$74	$67	$68	$59	$268
Income taxes	$49	$340	$57	$67	$91	$62	$277
After-tax operating income (ATOI)	$205	$956	$169	$190	$206	$162	$727

Primary Metals:
Aluminum production (kmt)	959	3,693	995	1,030	1,011	971	4,007
Third-party aluminum shipments (kmt)	624	2,291	665	750	704	807	2,926
Alcoa’s average realized price per metric ton of aluminum	$2,646	$2,784	$2,801	$3,058	$2,945	$2,125	$2,714
Third-party sales	$1,597	$6,576	$1,877	$2,437	$2,127	$1,580	$8,021
Intersegment sales	$1,063	$4,994	$1,105	$1,108	$1,078	$636	$3,927
Equity income (loss)	$6	$57	$9	$10	$1	$(18)	$2
Depreciation, depletion, and amortization	$111	$410	$124	$128	$131	$120	$503
Income taxes	$52	$542	$116	$131	$29	$(104)	$172
ATOI	$196	$1,445	$307	$428	$297	$(101)	$931

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	600	2,441	610	591	580	515	2,296
Third-party sales	$2,436	$9,932	$2,492	$2,525	$2,488	$2,058	$9,563
Intersegment sales	$71	$283	$77	$77	$58	$37	$249
Depreciation, depletion, and amortization	$59	$244	$60	$63	$54	$55	$232
Income taxes	$7	$107	$22	$23	$21	$(17)	$49
ATOI	$(15)	$204	$41	$55	$29	$(98)	$27

Engineered Products and Solutions (2):
Third-party aluminum shipments (kmt)	49	207	48	49	45	40	182
Third-party sales	$1,311	$5,251	$1,395	$1,498	$1,451	$1,258	$5,602
Depreciation, depletion, and amortization	$38	$146	$37	$37	$38	$37	$149
Income taxes	$29	$177	$57	$72	$57	$23	$209
ATOI	$77	$409	$140	$165	$133	$65	$503

Packaging and Consumer (3):
Third-party aluminum shipments (kmt)	45	157	19	—	—	—	19
Third-party sales	$887	$3,288	$497	$19	$—	$—	$516
Depreciation, depletion, and amortization	$—	$89	$—	$—	$—	$—	$—
Income taxes	$27	$68	$10	$—	$—	$—	$10
ATOI	$56	$148	$11	$—	$—	$—	$11

Alcoa and subsidiaries

Segment Information (unaudited), continued

(in millions)

	4Q07	2007	1Q08	2Q08	3Q08	4Q08	2008
Reconciliation of ATOI to consolidated net income:
Total segment ATOI	$519	$3,162	$668	$838	$665	$28	$2,199
Unallocated amounts (net of tax):
Impact of LIFO	9	(24)	(31)	(44)	(5)	73	(7)
Interest income	10	40	9	12	10	4	35
Interest expense	(53)	(261)	(64)	(57)	(63)	(81)	(265)
Minority interests	(64)	(365)	(67)	(70)	(84)	(1)	(222)
Corporate expense	(100)	(388)	(82)	(91)	(77)	(78)	(328)
Restructuring and other charges	8	(201)	(30)	(1)	(25)	(637)	(693)
Discontinued operations	(6)	(250)	4	(7)	(38)	(262)	(303)
Other	309	851	(104)	(34)	(115)	(237)	(490)

Consolidated net income	$632	$2,564	$303	$546	$268	$(1,191)	$(74)

The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	In the first quarter of 2008, management approved a realignment of Alcoa’s reportable segments to better reflect the core businesses in which Alcoa operates and how it is managed. This realignment consisted of eliminating the Extruded and End Products segment and realigning its component businesses as follows: the building and construction systems business is reported in the Engineered Products and Solutions segment; the hard alloy extrusions business and the Russian extrusions business are reported in the Flat-Rolled Products segment; and the remaining segment components, consisting primarily of the equity investment/income of Alcoa’s interest in the Sapa AB joint venture, and the Latin American extrusions business, are reported in Corporate. Additionally, the Russian forgings business was moved from the Engineered Products and Solutions segment to the Flat-Rolled Products segment, where all Russian operations are now reported. Prior period amounts were reclassified to reflect the new segment structure. Also, the Engineered Solutions segment was renamed the Engineered Products and Solutions segment.
(2)	Prior period segment information for Engineered Products and Solutions was reclassified to reflect the movement of the Electrical and Electronic Solutions business to discontinued operations in the fourth quarter of 2008.
(3)	On February 29, 2008, Alcoa completed the sale of its packaging and consumer businesses to Rank Group Limited. In the 2008 second quarter, Alcoa received regulatory and other approvals for a small number of locations that did not close in the 2008 first quarter. Also, in the 2008 third quarter, one final remaining location was transferred to Rank. The Packaging and Consumer segment no longer contains any operations.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Third-party Sales

	Quarter ended
	December 31, 2007 (a)	September 30, 2008 (a)	December 31, 2008
Alcoa	$7,032	$6,970	$5,688
Divested businesses (b)	905	—	—

Alcoa, excluding divested businesses	$6,127	$6,970	$5,688

Third-party sales excluding divested businesses is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding divested businesses since they are no longer reflective of Alcoa’s continuing operations.

(a)	Third-party sales for the quarters ended December 31, 2007 and September 30, 2008 were reclassified to reflect the movement of the Electrical and Electronic Solutions business to discontinued operations in the fourth quarter of 2008.
(b)	Divested businesses include the businesses within the Packaging and Consumer segment, certain U.S. locations of the Soft Alloy Extrusions business that were not contributed to the Sapa AB joint venture, and the Automotive Castings business.